EXHIBIT 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: April 22, 2005
FOR IMMEDIATE RELEASE

Horizon Bancorp Announces First Quarter Earnings

Michigan City, Indiana (April 22, 2005) — Horizon Bancorp today announced its unaudited financial results for the Quarter ended March 31, 2005. Net income was $1.303 million or $.42 per fully diluted share. This compares to $1.517 million or $.49 per fully diluted share for the same quarter of the prior year. This represents a 14.1% decrease in net income from the first quarter of the prior year.

Craig M. Dwight, President and Chief Executive Officer stated, “The decrease in earnings was not unexpected and is the result of our continued investment in new market expansion and a decline in mortgage loan volume. To offset the decline in mortgage loan volume, we have continued to expand our consumer and commercial lending through the attraction and retention of an experienced lending team. The results have been impressive as evidenced by continued growth in these two areas.”

Mr. Dwight further commented that, “Horizon’s expansion efforts into South Bend, Indiana and the pending acquisition of Alliance Financial Corporation compliment our strategic plan and growth strategy. We are confident that our strategic plan is a good one, and that these investments will enable us to resume meeting our goal of regularly increasing earnings as the new operations become more mature in the future.”

Net interest income for the quarter ended March 31, 2005 was $6.773 million, an increase of $1.184 million or 21.2% over the same period of the prior year. This increase resulted primarily from an increase in average earning assets from the same quarter of the prior year of $133.05 million or 18.6%. An increase of five basis points in the net interest margin from the same quarter of the prior year also contributed to this increase. A large portion of the growth in earning assets was the result of growth in commercial and consumer loans of $45.8 million and $41.8 million, respectively, which more than offset the $82.9 million decline in mortgage warehouse loans when compared to the same period in 2004. Investment securities, which carry lower yields than loans, also grew during this quarter. This kept the net interest margin down, but positively impacted net income.

Non-interest income decreased $415 thousand or 15.4% from the first quarter of 2004. This is a result of a decline in service charge income, wire transfer fees and ATM fees. We believe service charge income is down due to a fundamental change in consumer spending. ATM fees decreased as we removed several machines from service, and wire transfer fees have declined due to lower mortgage warehouse volume. In addition, income from the insurance agency declined primarily because the first quarter of 2004 included a one-time commission of approximately $125 thousand from Horizon Bank’s purchase of life insurance on certain officers of the Bank. Gain on sale of loans decreased due to the decline in overall mortgage lending activity.

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Pg. 2 Cont. Horizon Announces Earnings

Other income in 2005 included approximately $160 thousand in pre-tax income from the sale of the retail property and casualty insurance lines of Horizon Insurance Services, Inc. This completes the sale of Horizon’s property and casualty insurance business, as the commercial lines were sold in the fourth quarter of 2002. The impact of the sale of these lines of insurance was not material to Horizon on a consolidated basis.

Non-interest expense increased $923 thousand or 15.2% from the first quarter of 2004. This increase relates primarily to additional human resource costs to support Horizon’s expansion in new and existing markets throughout northern Indiana and southwest Michigan.

On March 31, 2005, Horizon’s total assets were $912 million, compared to $914 million on December 31, 2004. Total net loans were $544 million at March 31, 2004 compared to $561 million at December 31, 2004. Although loan volume was strong for the commercial area (increasing by $4.1 million since December 31, 2004), commercial loans outstanding were negatively impacted by the unexpected payoff of a single large commercial loan. Real estate loans increased by $8.5 million since December 31, 2004, as approximately 50% of the total volume was in the form of adjustable rate mortgage loans which are kept in the Bank’s permanent portfolio. Consumer loan growth was attributed to an increase in indirect loan volume coming from new markets in southwest Michigan and north central Indiana. Offsetting the growth in these three areas was the decline in mortgage warehouse loans, which was down approximately $38 million from December 31, 2004 and, on average was down approximately $19 million from the first quarter of 2004.

Horizon’s allowance for loan losses at March 31, 2005 was $7.4 million, or 1.34% of gross loans, compared to $7.2 million or 1.28% at December 31, 2004. Non-performing assets at March 31, 2005 were $2.1 million, or 0.37% of gross loans, compared to $1.4 million or .24% at December 31, 2004. The increase occurred primarily in commercial loans. Despite the growth, Horizon’s non-performing loan ratio is still better than its peer group as shown by the Uniform Bank Performance Report published by the Federal Deposit Insurance Corporation as of December 31, 2004.

Total deposits were $634 million at March 31, 2005, an increase of $23 million or 3.7% from December 31, 2004. The majority of the increase came in non-interest bearing and interest bearing transaction accounts, primarily due to fluctuations in public fund deposits. Core deposits increased to $425 million at March 31, 2005, from $409 million at December 31, 2004. The growth in core deposits came primarily in money market accounts.

Book value per common share at March 31, 2005 decreased to $15.95 compared to $16.56 at December 31, 2004. The decrease in stockholders’ equity is primarily the result of a decline in the market value of Horizon’s investment securities available for sale. This decline was partially offset by net income, net of dividends declared, the exercise of stock options and the amortization of unearned compensation.

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Pg. 3 Cont. Horizon Announces Earnings

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873-2608
Fax: (219) 874-9280

# # #

HORIZON BANCORP
Financial Highlights
(Unaudited – dollars in thousands except share and per share data and ratios)

	Three months ended
	March 31,	December 31,	March 31,
	2005	2004	2004
End of period balances:
Total assets	$911,706	$913,831	$823,497
Investment securities	296,905	281,282	238,412
Commercial loans	208,102	203,966	162,286
Mortgage warehouse loans	90,150	127,992	173,084
Real estate loans	101,495	92,975	78,893
Installment loans	152,130	142,945	110,339
Non-interest bearing deposit accounts	71,764	58,015	61,922
Interest bearing transaction accounts	278,825	272,013	268,746
Time deposits	284,221	282,189	244,496
Short-term borrowings	58,983	82,281	68,121
Long-term borrowings	139,697	139,705	125,636
Stockholder’s equity	49,638	50,432	49,111

Average balances:
Total assets	$897,570	$891,253	$762,234
Investment securities	285,856	267,052	233,738
Commercial loans	205,797	194,337	154,612
Mortgage warehouse loans	98,077	130,301	117,033
Real estate loans	97,376	90,417	75,312
Installment loans	146,710	133,559	105,743
Non-interest bearing deposit accounts	63,502	70,199	53,551
Interest bearing transaction accounts	277,615	277,960	255,733
Time deposits	289,371	289,387	245,275
Short-term borrowings	45,185	45,548	25,414
Long-term borrowings	142,481	152,050	129,681
Stockholder’s equity	51,547	50,973	47,706

Per share data:
Basic earnings per share	$.43	$.62	$.51
Diluted earnings per share	.42	.59	.49
Cash dividends declared per common share	.13	.13	.12
Book value per common share	15.95	16.56	16.40
Market value - high	31.51	27.50	28.25
Market value - low	26.30	24.15	24.00
Basic common shares outstanding	3,016,609	3,001,122	2,990,989
Diluted common shares outstanding	3,140,322	3,133,887	3,115,635

Key ratios:
Return on average assets	.59%	.83%	.80%
Return on average equity	10.28	14.53	12.79
Net interest margin	3.26	3.31	3.21
Loan loss reserve to loans	1.34	1.28	1.34
Non-performing loans to loans	.37	.24	.29
Average equity to average assets	5.75	5.72	6.26
Tier 1 capital to average assets	7.80	7.37	7.89
Tier 1 capital to risk weighted assets	12.43	11.71	12.54
Total capital to risk weighted assets	13.68	13.95	13.85

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)
(All Share and Per Share Amounts Have Been Adjusted for a 3 for 2 Stock Split Declared October 21, 2003)

	March 31,
	2005	December 31,
	(Unaudited)	2004

Assets
Cash and due from banks	$16,223	$18,253
Interest-bearing demand deposits	31	1

Cash and cash equivalents	16,254	18,254
Interest-bearing deposits	10	985
Investment securities, available for sale	296,905	281,282
Loans held for sale	2,669	3,836
Loans, net of allowance for loan losses of $7,402 and $7,193	541,806	556,849
Premises and equipment	17,485	17,561
Federal Reserve and Federal Home Loan Bank stock	11,279	11,279
Interest receivable	4,854	4,688
Other assets	20,444	19,097

Total assets	$911,706	$913,831

Liabilities
Deposits
Noninterest bearing	$71,764	$58,015
Interest bearing	563,046	554,202

Total deposits	634,810	612,217
Short-term borrowings	58,983	82,281
Long-term borrowings	139,697	139,705
Subordinated debentures	22,682	22,682
Interest payable	1,202	1,024
Other liabilities	4,694	5,490

Total liabilities	862,068	863,399

Stockholders’ Equity
Preferred stock, no par value Authorized, 1,000,000 shares No shares issued
Common stock, $.2222 stated value Authorized, 22,500,000 shares Issued, 4,852,751 and 4,778,608 shares	1,078	1,062
Additional paid-in capital	23,648	22,729
Retained earnings	44,157	43,092
Restricted stock, unearned compensation	(919)	(972)
Accumulated other comprehensive income	(1,688)	894
Less treasury stock, at cost, 1,741,239 and 1,732,486 shares	(16,638)	(16,373)

Total stockholders’ equity	49,638	50,432

Total liabilities and stockholders’ equity	$911,706	$913,831

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(All Share and Per Share Amounts Have Been Adjusted for a 3 for 2 Stock Split Declared October 21, 2003)

	Three Months Ended March 31
	2005	2004
	(Unaudited)	(Unaudited)

Interest Income
Loans receivable	$8,883	$7,422
Investment securities:
Taxable	2,341	1,836
Tax exempt	571	573

Total interest income	11,795	9,831

Interest Expense
Deposits	2,957	2,607
Federal funds purchased and short-term borrowings	173	74
Federal Home Loan Bank advances	1,588	1,403
Subordinated debentures	304	158

Total interest expense	5,022	4,242

Net Interest Income	6,773	5,589
Provision for loan losses	330	246

Net Interest Income after Provision for Loan Losses	6,443	5,343

Other Income
Service charges on deposit accounts	538	770
Wire transfer fees	89	145
Fiduciary activities	627	638
Commission income from insurance agency	46	187
Gain on sale of loans	389	548
Increase in cash surrender value of Bank owned life insurance	114	122
Other income	477	285

Total other income	2,280	2,695

Other Expenses
Salaries and employee benefits	4,150	3,378
Net occupancy expenses	521	480
Data processing and equipment expenses	507	498
Other expenses	1,800	1,699

Total other expenses	6,978	6,055

Income Before Income Tax	1,745	1,983
Income tax expense	442	466

Net income	$1,303	$1,517

Basic Earnings Per Share	$.43	$.51

Diluted Earnings Per Share	$.42	$.49